Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-287637

Form of Application Agreement

Hafnia Limited

Application Form (Offering 23 September 2026)	Fearnley Securities AS Pareto Securities AS Clarksons Securities AS Arctic Securities AS

General Information: Hafnia Limited, a corporation incorporated under the laws of Bermuda and redomiciled to the Republic of Singapore (reg. no. 202440137E, LEI code 5493001KCFT0SCGJ2647) (the “Company” or the "Issuer"), with shares listed on the New York Stock Exchange under the trading symbol "HAFN" and registered under SEDOL BSVLS03, and shares listed on Euronext Oslo Børs under the trading symbol "HAFNI" and registered under ISIN SGXZ53070850, intends to offer ordinary shares in the Company (the “Offer Shares”) through an offering raising gross proceeds of the NOK equivalent of approximately USD 300 million (the “Offering”).

THE OFFERING IS DIRECTED ONLY TOWARDS INVESTORS SUBJECT TO APPLICABLE EXEMPTIONS FROM RELEVANT PROSPECTUS, FILING AND REGISTRATION REQUIREMENTS AS FURTHER DESCRIBED IN EXHIBIT I HERETO.

Offer price: The offering price per Offer Share will be determined in NOK on the basis of an accelerated bookbuilding process (the “Offer Price”). The final number of Offer Shares to be issued will be determined by the Company on the basis of a bookbuilding process, in consultation with the Managers (as defined below).

The Managers: The Company has appointed Fearnley Securities AS and Pareto Securities AS as joint global coordinators and joint bookrunners, and Arctic Securities AS and Clarksons Securities AS as joint bookrunners (collectively referred to as the “Managers”) in the Offering, as disclosed in the Preliminary Prospectus Supplement (as defined below).

Use of Proceeds: The Company intends to use the net proceeds from the Offer Shares to (i) strengthen its balance sheet following its acquisitions of shares in TORM plc ("TORM"), including the recently announced acquisition of 4,500,000 shares of TORM, representing 4.39% of the issued and outstanding share capital of TORM, and increasing the Company's ownership in TORM to 18.19%, including repayment of indebtedness incurred in connection with such acquisitions, (ii) for funding of potential strategic opportunities, and (iii) for general corporate purposes.

Documentation: The principal terms and conditions of the Offering are set out in the term sheet (the “Term Sheet”), which is circulated together with this application form (including Exhibit I) (the “Application Form”), and in a preliminary prospectus supplement, all dated 23 September 2026, (together with the base prospectus included in the Registration Statement (as defined below) and the documents incorporated by reference therein (the "Preliminary Prospectus Supplement”)). The Term Sheet and the Preliminary Prospectus Supplement shall, together with this Application Form, constitute the “Investor Documentation". The applicant (the “Applicant”) hereby acknowledges to have received and accepted the terms set out in the Investor Documentation and that the application and subscription is subject to the terms set out therein.

Investors are deemed to have access to information about the Company that is publicly available, including financial information and other relevant information about the Company, stock exchange announcements, periodic reports (including the Company's latest interim report for the six months period ended 30 June 2026) and other filings to the date hereof, as available on the Company's web site or made available through the U.S. Securities and Exchange Commission's (the “SEC”) website at www.sec.gov and the Oslo Stock Exchange’s information system www.newsweb.no. Information on or accessed through these websites does not constitute a part of the Investor Documentation and, unless specifically stated otherwise, is not incorporated by reference therein or herein.

The Preliminary Prospectus Supplement has been filed with the SEC under Rule 424(b) under the U.S. Securities Act of 1933 (the "Securities Act”) under the Company’s shelf registration statement on Form F-3 (File No. 333-287637) (the “Registration Statement”) in connection with the Offering and may be obtained at www.sec.gov. The Company plans to file a final prospectus supplement with the SEC under Rule 424(b) under the Securities Act after the completion of the Offering (together with the base prospectus included in the Registration Statement and the documents incorporated by reference therein, the "Final Prospectus Supplement").

Limitation of liability: The Managers disclaim any liability, to the fullest extent permitted, for the accuracy or completeness of the information in the Investor Documentation. Further, the Managers disclaim any liability for all other information (whether written or oral) concerning the Company, the Offer Shares or the Offering, irrespective of whether such information was received through the Managers, the Company or otherwise, all to the extent legally permissible. Notwithstanding the above, if the Applicant has received information from the Company or the Managers for the purposes of conducting its own due diligence investigations, the Applicant accepts that all information set out in the Investor Documentation is, to the fullest extent permitted by law, provided on a strictly non-reliance basis. By signing this Application Form or by making an application for the Offer Shares on the basis of this Application Form, the Applicant warrants that it understands and accepts that it is applying for the Offer Shares and participating in the Offering on these terms and conditions and that the Applicant has not been induced to enter into this Application Form by any representation, warranty or undertaking by any of the aforementioned.

Risks and investor confirmations: Investors who apply for Offer Shares in the Offering will, by making their application, agree, amongst other things, that they have made all the necessary investigations and analysis of the Investor Documentation to arrive at an investment decision on their own. An investment in the Offer Shares implies significant risks. Investors are advised to review the risk factors included or incorporated by reference in the Preliminary Prospectus Supplement prior to making an investment decision.

Hafnia Limited – Application Form - Offering
Conditionality of the Offering: The completion of the Offering by delivery of Offer Shares to Applicants is subject to (i) all corporate resolutions of the Company required to complete the Offering being validly made, including without limitation, the Company’s board of directors (the “Board”) resolving to issue the Offer Shares by use of the authorisation granted to the Board by the general meeting held on 26 May 2026, (ii) the issuance of relevant documents and legal opinions for the issuance of the Offer Shares as required in the engagement letter entered into between the Managers and the Company, unless waived by the Managers, (iii) the Share Lending Agreement (as defined below) for the Offer Shares being in full force and effect and (iv) the filing of the Preliminary Prospectus Supplement with the SEC pursuant to Rule 424(b) under the U.S. Securities Act of 1933, as amended. Items (i) to (iv) in the foregoing are referred to as the "Conditions". The Company and the Managers reserve the right, at any time and for any reason, to cancel, and/or modify the terms of, the Offering without or on short notice. Neither the Company nor the Managers will be liable for any losses incurred by Applicants if the Offering is cancelled, irrespective of the reason for such cancellation.

Minimum subscription and allocation: The minimum subscription and allocation amount in the Offering will be a number of Offer Shares corresponding to the NOK equivalent of EUR 100,000. The Company may, at its sole discretion, allocate Offer Shares for an amount below EUR 100,000 to the extent applicable exemptions from the prospectus requirement pursuant to Regulation (EU) 2017/1129 on prospectuses for securities (the “EU Prospectus Regulation”), are available.

Bookbuilding procedure: Applications will take place from and including 23 September 2026, as soon as practically possible after the New York Stock Exchange closes at 16:00 EDT / 22:00 CEST, to and including 24 September 2026 at 04:30 EDT / 10:30 CEST (the “Bookbuilding Period”). The Company together with the Managers reserve the right, at their own discretion, to close or extend the Bookbuilding Period at any time and for any reasons and on short or without notice. If the Bookbuilding Period is shortened or extended, the other dates referred to herein may be amended accordingly.

To facilitate an efficient bookbuilding process, a trading halt will be imposed on the Company’s ordinary shares that are admitted to trading on Euronext Oslo Børs from 09:00 CEST on 24 September 2026 and throughout the bookbuilding period and until final results have been announced, expected no later than 13:00 CEST on 24 September 2026.

By executing this Application Form, or by placing an application by taped phone, email, the messenger service of Bloomberg or any other electronic communication as further described below, the Applicant irrevocably confirms the Applicant’s request to subscribe for the number of Offer Shares at the amount(s) specified by such Applicant on the terms included in the Investor Documentation, and authorizes and instructs the Managers or its appointed representative, each acting alone, to subscribe for the number of Offer Shares allocated to the Applicant in the Offering (the “Allocated Shares”) on behalf of the Applicant. If no price limit is stated, no price limit will apply and the application will be considered as an application for the stated number of Offer Shares or the stated amount at any final Offer Price.

This Application Form, duly signed, valid and binding on the Applicant, must be received by one of the Managers by the end of the Bookbuilding Period. The Applicant bears the risk of any delays, unavailable digital systems and channels and any other technical problems. The Applicant is furthermore responsible for the correctness of the information provided by the Applicant in this Application Form. However, the Managers may, in their sole discretion, accept applications placed by taped phone, e-mail, on Bloomberg or otherwise within the Bookbuilding Period (but may request that the application is subsequently confirmed by the execution of an Application Form in writing, and may, if the Applicant fails to satisfy such requirement, in their sole discretion, disregard the application, without any liability towards the Applicant). Any application received by a Manager (whether in writing (through email or otherwise) or by taped phone) becomes binding at the end of the Bookbuilding Period and may not be withdrawn or amended after such time.

ANY APPLICATION PLACED BY TAPED PHONE, E-MAIL, ON BLOOMBERG OR OTHERWISE WILL BE DEEMED MADE ON THE TERMS AND SUBJECT TO THE CONDITIONS SET OUT IN THIS APPLICATION FORM (INCLUDING, FOR THE AVOIDANCE OF DOUBT, EXHIBIT I)

Allocation of Offer Shares: Notification of allocation and payment instruction (the “Notification”) will be sent to the Applicant by the Managers on or about 24 September 2026 no later than 07:00 EDT / 13:00 CEST, subject to any shortening or extensions of the Bookbuilding Period. The allocation of Offer Shares will be made at the sole discretion of the Company in consultation with the Managers. The Company will focus on criteria such as (but not limited to) existing ownership in the Company, indications from the pre-sounding phase of the Offering, timeliness of the application, price leadership, relative order size, sector knowledge, perceived investor quality and investment horizon and other criteria as per the allocation principles as set out in the Term Sheet. The Company may, in its sole discretion, reject and/or reduce any orders, in whole or in part. The Company, in consultation with the Managers, further reserves the right, at its sole discretion, to take into account the creditworthiness of any applicant. There is no guarantee that any Applicant will be allocated Offer Shares. Allocation of Offer Shares totalling a lower amount than applied for does not affect the Applicant’s obligation to subscribe and pay for the Offer Shares allotted.

Settlement: The settlement of the Offering is expected to take place on or about 28 September 2026 (the “Settlement Date”), subject to any shortening or extensions of the Bookbuilding Period and subject to delivery to the Managers of borrowed shares under the share lending agreement entered into between the Company, the Managers and BW Group Limited (the "Share Lending Agreement"), and any further settlement details will be stated in the Notification. The Applicant shall pay the subscription amount (being the number of Allocated Shares multiplied with the Offer Price) in accordance with the procedures set out herein and in the Notification. The Managers assume no responsibility for the delivery and payment obligations of the Company and Applicant respectively. All ordinary shares in the Company are primarily held and settled within the Depository Trust Company ("DTC") in the United States and registered in Euronext Securities Oslo (the "VPS") in Norway through a CSD link. The Allocated Shares will be delivered to the Applicant’s VPS account on a delivery versus payment (DVP, T+2) basis as soon as practicable after full payment has been received and the Conditions have been met. After delivery of Offer Shares, such ordinary shares may be transferred from VPS to DTC in accordance with the customary arrangements for transfers of the Company’s ordinary shares between VPS and DTC. The Offer Shares will be available for trading on Euronext Oslo Børs once allocation has taken place. To the extent the subscription amount for the Allocated Shares is payable or paid by the Applicant to an interim account of the Managers, the Applicant irrevocably authorizes and instructs the Managers or its appointed representative, each acting alone, to release such amount to the Company upon the satisfaction of the Conditions.

DVP: Delivery of the Allocated Shares is expected to be made by delivery of existing and unencumbered shares in the Company which are already listed, pursuant to the Share Lending Agreement. Delivery of such existing shares shall constitute a full discharge of the Company’s obligations to the Applicant pursuant to this Application Form.

VPS account: Any allocation of Offer Shares is conditional upon the Applicant holding a VPS account. The VPS account details must be stated in the Application Form. VPS accounts can be established with authorised account operators, being e.g. Norwegian banks, securities brokers in Norway and Norwegian branches of credit institutions established within the EEA (as defined below). Establishment of a VPS account requires verification of identity to the VPS registrar in accordance with the Anti-Money Laundering Legislation. However, non-Norwegian investors may use nominee VPS accounts registered in the name of a nominee. The nominee must be authorised by the Financial Supervisory Authority of Norway (No. Finanstilsynet).

Hafnia Limited – Application Form - Offering
Please note that Applicants must themselves notify changes in registered information on the VPS account directly to the Applicant’s account manager, and that the Applicant is responsible for any consequences if correct information is not registered on the VPS account. Notices produced by the VPS (including inter alia notices of allocation) will be sent to the address registered on the VPS account.

Confidentiality: The offer to subscribe for Offer Shares in the Offering is personal and cannot be forwarded or made known to any third party. The Applicant hereby undertakes to keep the contents of this Application Form and any information made available pursuant to it confidential, including but not limited to the fact that any agreement has been entered into until the completion of the Offering has been resolved and publicly announced by the Company, with the exemption for disclosure to applicable authorities as required by law. The Applicant hereby authorises the Managers to produce this Application Form or a copy hereof to any party in any administrative or legal proceedings or official inquiry with respect to matters covered hereby in connection with the Offering, to the extent required by law. The Applicant further acknowledges that a form of this Application Form will be filed with the SEC, subject to completion of the Offering.

Confirmations: The Applicant, by applying for Offer Shares and thereby accepting the terms of this Application Form (including its Exhibit I) confirms its request to purchase and pay for the allocated and subscribed number of Offer Shares and further confirms that:

(i)
It acknowledges and accepts that the Managers have relied on information from the Company and that the Managers have not engaged external advisors to carry out any independent due diligence investigations of the Company. The Managers have not performed any further verification procedures relating to the information contained in the Investor Documentation or in connection with the Offering, except for conducting a limited due diligence by way of a due diligence bring down call and obtaining certain customary written confirmations from the Company and its representatives, including a Declaration of Completeness signed by the Company whereby the Company has confirmed, to the best of its knowledge, that the Investor Documentation in all material respects is correct and not misleading.

(ii)
It does not require the Managers to conduct any further review of the Company, in reliance on the fact that the Company in writing has confirmed to the Managers, to the best of its knowledge, that the Investor Documentation in all material respects is correct and not misleading.

(iii)
It has made its own assessment of the Company, the Offer Shares and the terms of the Offering based only on the Investor Documentation and such information as is publicly available, including the Company’s financial statements, and, to the extent deemed necessary by the Applicant having consulted with its own independent advisors, the Applicant has satisfied itself concerning the relevant tax, legal, currency and other economic considerations relating to its investment in the Offer Shares. If the Applicant has had any questions regarding the Company or the Offer Shares, the Applicant has asked these questions and has received satisfactory answers from representatives of the Company. The Applicant has not relied on representations, warranties, opinions, projections, financial or other information or analysis, if any, supplied to it by the Company, the Managers or any of their respective affiliates or any person acting on their behalf.

(iv)	It has either:

a.
received, reviewed and understood the Investor Documentation including the important information, disclaimers and risk factors described therein (or incorporated by reference) as well as other legal matters as described (or incorporated by reference) in the Investor Documentation; or

b.	received the Investor Documentation, but decided, at its own risk, that such review would not be required.

(v)
It has had access to such financial and other information concerning the Company and the Offer Shares as the Applicant has deemed necessary in connection with the application for and subscription of the Offer Shares and has made such investigation with respect thereto as it deems necessary.

(vi)
Other than as set out in the Investor Documentation (for which the Company alone is responsible), it has not relied on representations, express or implied, warranties, opinions, projections, financial or other information or analysis, if any, supplied to it by any representative of the Company or the Managers or any of their respective affiliates.

(vii)
It has sufficient knowledge, sophistication and experience in financial and business matters to be capable of evaluating the merits and risks of an investment decision in the Company by applying for and purchasing Offer Shares, and the Applicant is able to bear the economic risk, and to withstand a complete loss of an investment in the Offer Shares.

(viii)	It acknowledges and accepts that an investment in the Offer Shares is made solely at the Applicant’s own risk.

(ix)
Other than the Preliminary Prospectus Supplement and the Final Prospectus Supplement, no prospectus, or other document providing a similar level of disclosure, in accordance with the Norwegian Securities Trading Act, the EU Prospectus Regulation and/or the Securities and Futures Act 2001 of Singapore has been prepared or will be prepared in connection with the Offering.

(x)
It acknowledges and accepts that the Managers have entered into agreements with the Company pursuant to which the Managers will, subject to completion of the Offering, receive compensation from the Company in line with market practice for providing services in connection with the Offering.

(xi)
The Applicant acknowledges and agrees that, to the extent that the Managers do not take title to the securities, (a) the Managers are acting solely as placement agents and not as initial purchasers or underwriters and (b) that the Managers have not rendered any services in connection with which the Managers are deemed to take title to the securities, even momentarily, in connection with the Offering. For the avoidance of doubt, the Applicant acknowledges and agrees to the preceding sentence notwithstanding that the Managers, or any affiliate through which the Managers may be acting, may, but need not, act in an additional administrative capacity in connection with the settlement of the Offering (for example, as settlement agent). In such instances, the Applicant agrees that it will not claim that the Managers have acted as initial purchaser or underwriter, or has rendered any services in connection with which the Managers are deemed to take title to the securities, even momentarily, in connection with the Offering.

(xii)
The Applicant is not subscribing for or purchasing Offer Shares, neither on the Applicant’s own account nor for the account of others, in contradiction to the selling and transfer restrictions described in this Application Form, including Exhibit I.

Hafnia Limited – Application Form - Offering
(xiii)
It accepts that the Managers disclaim any liability, to the fullest extent permitted, for the accuracy or completeness of the information in the Investor Documentation, and that the Managers disclaim any liability for all other information (whether written or oral) concerning the Company, the Offer Shares or the Offering, irrespective of whether such information was received through the Managers, the Company or otherwise, all to the extent legally permissible.

(xiv)
All commitments, acceptances, confirmations, representations, warranties and undertakings given by the Applicant pursuant to this Application Form are given for the benefit of the Company and the Managers and may be enforced against the Applicant by each of the Company and the Managers.

(xv)	It (either on the Applicant’s own account or for the account of others) is able to lawfully participate in the Offering and subscribe for the Offer Shares.

(xvi)
For Applicants who are US investors: The Applicant understands and agrees that it will acquire the Offer Shares either directly through a Managers’ U.S. subsidiary or affiliate, a U.S. registered broker-dealer owned or controlled by or affiliated with such Manager, or through a Manager pursuant to its chaperoning arrangement with its respective U.S. broker dealer subsidiary or affiliate in accordance with Rule 15a-6 under the U.S. Securities Exchange Act of 1934. The Applicant irrevocably authorizes the Company and/or the Managers to produce this Application Form or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. It is acknowledged that any Applicant who is a US investor must be a registered client with the relevant Manager as (i) a "qualified institutional buyer" ("QIB") as defined in Rule 144A(a)(1) under the U.S. Securities Act of 1933, and (ii) a "major U.S. institutional investor" as defined in SEC Rule 15a-6 to the U.S. Securities Exchange Act of 1934. Applicants who are not registered clients with the Manager in question as per the foregoing shall provide such U.S. investor representation letter(s) in such form as required by the relevant Manager.

[SPECIFICATION OF APPLICATION FOLLOWS ON THE NEXT PAGE]

Hafnia Limited – Application Form - Offering
SPECIFICATION OF APPLICATION

Please specify the number of Offer Shares or NOK amount applied for, subject to the price limitations set forth below. If no specification is given below, the “no price limit” option will apply. Please state clearly whether the Application is in number of Offer Shares or amount.

Offer price per share:	Number of shares or NOK amount applied for at the stated price limitations:	For the use of the Managers
From NOK _____ up to and including NOK _____
From NOK _____ up to and including NOK _____
From NOK _____ up to and including NOK _____
No price limit

INFORMATION ON THE APPLICANT – ALL FIELDS MUST BE COMPLETED

Applicant’s VPS account
Applicant’s full name / company name
Name of contact person with Applicant (ONLY FOR COMPANIES)
Daytime telephone number
E-mail address
Street address
Postal code and area, country
Date of birth and national ID number (11 digits) / company registration number
Legal Entity Identifier (“LEI”) / National Client Identifier (“NID”)
Nationality

The Managers have the right to disregard the application, without any liability towards the Applicant, if a LEI or a NID number or a VPS account or any other compulsory information requested in this Application Form is not filled in. Notwithstanding the aforementioned, in case a LEI or a NID number or any other compulsory information is not filled in by the Applicant, the Managers reserve the right to obtain such information through publicly available sources and use such number in this Application Form.

Please note: If this Application Form is sent to the Managers by e-mail, the e-mail will be unsecured unless the Applicant itself takes measures to secure it. This Application Form may contain sensitive information, including national identification numbers, and the Managers recommend the Applicant to send this Application Form to the Managers in a secured e-mail. Please refer to Exhibit I for further information on the Managers’ processing of personal data.

The Applicant hereby acknowledges to have received and accepted the terms set out in this Application Form (including Exhibit I) and that the application and subscription is subject to the terms set out herein.

Application date and place	Binding signature The Applicant must have legal capacity. When signing by authorisation, documentation in form of company certificate or power of attorney must be enclosed

Hafnia Limited – Application Form - Offering
EXHIBIT I
Terms and conditions of application

Selling and transfer restrictions:

General: This Application Form does not constitute an offer to sell or a solicitation of an offer to buy Offer Shares in any jurisdiction in which such offer or solicitation is unlawful or where this would require registration, publication of a prospectus or similar action.

No EEA, UK or Singapore prospectus: The Investor Documentation or any other material related to the Offer Shares does not constitute or form part of a prospectus (i) within the meaning of the EU Prospectus Regulation, as implemented in any member state of the European Economic Area (the "EEA") (each, a "Relevant Member State"), (ii) in the United Kingdom, for the purposes of The Public Offers and Admissions to Trading Regulations 2024 (the "POATRs") or (iii) within the meaning of the Securities and Futures Act 2001 of Singapore (the "SFA"). The expression “EU Prospectus Regulation” means in relation to the EU/EEA Regulation (EU) 2017/1129 (and amendments thereto) and includes any relevant implementing measure in each Relevant Member State. The Investor Documentation or any other material related to the Offer Shares has therefore not been, and will not be, reviewed by or registered with the Financial Supervisory Authority of Norway (No. Finanstilsynet), the Monetary Authority of Singapore or any other regulator or public authority. Accordingly, the Offer Shares will only be offered or sold within the EEA in reliance on applicable exemptions from preparing a prospectus pursuant to the EU Prospectus Regulation (together with any connected legislation for member states of the EEA), in the United Kingdom in circumstances falling within Part 1 of Schedule 1 to the POATRs and in Singapore in reliance on applicable exemptions under the SFA.

United Kingdom: Each UK Applicant confirms that it understands that the Offering has only been communicated (a) to persons who have professional experience, knowledge and expertise in matters relating to investments and qualifying as "investment professionals" for the purposes of article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (all such persons being referred to as "relevant persons") and (b) only in circumstances falling within the circumstances set out in Part 1 of Schedule 1 to the POATRs (including, amongst other circumstances, the fact that the Offer Shares which are the subject of the Offering are offered subject to a minimum subscription amount per UK Applicant equivalent to at least GBP 100,000. Consequently, the Applicant understands that the Offer Shares may be offered only to “qualified investors” as defined in paragraph 15 of Schedule 1 to the POATRs, or to limited numbers of UK investors, or only where minimum consideration is required for the securities offered. Any application or purchase of Offer Shares is available only to relevant persons and will be engaged in only with relevant persons and each UK Applicant warrants that it is a relevant person.

Singapore: Where the Offer Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trustee of a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments, and each beneficiary of the trust is an individual who is an accredited investor, such relevant person shall ensure that securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within 6 months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) as specified in Section 276(7) of the SFA.

Canada: The distribution of the Offer Shares in Canada is being made only on a private-placement basis, thus exempting it from the requirement that the Company prepare and file a prospectus with the applicable securities regulatory authorities. The Offer Shares are being offered in those jurisdictions and to those persons where and to whom they may lawfully be offered for sale, and therein only by persons permitted to sell such securities. Each Canadian purchaser who purchases Offer Shares must be entitled under applicable securities laws to purchase such securities without the benefit of a prospectus qualified under such securities laws; must be an "accredited investor" within the meaning of National Instrument 45-106 – Prospectus and Registration Exemptions and purchasing the Offer Shares as principal or deemed principal for its own account; and must be a "permitted client" within the meaning of National Instrument 31-103 – Registration Requirements and Exemptions. There is currently no public market for the Offer Shares in Canada and any resale of the Offer Shares in Canada must be made in accordance with applicable securities laws.

Australia and Japan: The Offer Shares will not be registered under the applicable securities laws of Australia or Japan and may not be offered, sold, resold or delivered, directly or indirectly, in or into Australia or Japan except pursuant to an applicable exemption from applicable securities laws.

Switzerland: The Offering is not intended to constitute, and does not constitute, an offer to the public or solicitation to purchase or invest in the Offer Shares. The Offer Shares may not be publicly offered, sold or marketed, directly or indirectly, in or into Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), except under the following exemptions under the FinSA: (i) to any investor that qualifies as a professional client within the meaning of the FinSA; (ii) in any other circumstances falling within Article 36 FinSA, provided, in each case, that no such offer of Offer Shares referred to in (i) and (ii) shall require the publication of a prospectus for offers of Offer Shares pursuant to the FinSA. The Offer Shares have not been and will not be admitted to trading on any trading venue in Switzerland. Neither the Investor Documentation nor any other marketing or offering material relating to the Offer Shares constitutes a prospectus within the meaning of the FinSA, and has not been, and will not be, filed with, or reviewed or approved by, a Swiss review authority, and does not comply with the disclosure requirements applicable to a prospectus within the meaning of the FinSA. Neither this Investor Documentation nor any other offering or marketing material relating to the Offer Shares may be distributed or otherwise made available in Switzerland in a manner which would require the publication of a prospectus in Switzerland pursuant to the FinSA.

Regulatory issues: The Managers are required to categorize all new clients in one of three categories: Eligible counterparties, professional, and retail clients. All Applicants who are not existing clients of a Manager will be categorized as retail unless otherwise is communicated in writing by the relevant Manager. For further information, the Applicant may contact the relevant Manager. The Managers will treat the Application as an execution only instruction from the Applicant to apply for Offer Shares under the offer and hence the Managers will not determine whether the Application for Offer Shares is suitable or not for the Applicant.

Personal data: The Applicant’s personal data will be processed confidentially and according to legal obligations. Personal data will only be shared as far as necessary to fulfil this agreement/transaction (for example with VPS, and if applicable, other Managers in the transaction). Supplementary information on processing of personal data and the Applicants’ rights can be found on the Managers’ websites.

Managers’ consideration: The Managers will, subject to completion of the Offering, receive compensation from the Company in line with market practice for carrying out their assignment as Managers.

Hafnia Limited – Application Form - Offering
Legal Entity Identifier (“LEI”) and National Client Identifier (“NID”): Applicants that are legal entities are required to submit a LEI. A LEI is a 20-digit, alpha-numeric code that enables clear and unique identification of legal entities participating in financial transactions. LEIs, like other identifiers, are needed by the Managers to fulfil certain reporting obligations under financial regulations and directives. LEIs are also key for matching and aggregating market data, both for transparency and regulatory purposes. The code is linked to a set of key reference information relating to the legal entity in question e.g., name and address. Once a legal entity obtains a LEI code, the code is assigned to that legal entity for its entire life. A LEI number may be obtained by contacting the preferred LEI issuing organisation (LEI issuer, also known as Local Operating Unit). The list of LEI issuers is available on the Global LEI Foundation (GLEIF) website https://www.gleif.org/en/.

Applicants that are natural persons are required to submit their NID. The appropriate form of NID will depend on the home country of the Applicant. An exhaustive list of countries and corresponding form of NID is set out in Annex 2 of Commission Delegated Regulation 2017/590. For Norwegian natural persons the applicable NID is the 11-digit personal ID (No. Fødselsnummer).

Information exchange and barriers: The Applicant acknowledges that there is a duty of secrecy between the different units of a Manager as well as between a Manager and the other entities in such Manager’s group. This may entail that other employees of a Manager or a Manager’s group may have information that may be relevant to the Applicant, but which a Manager will not have access to in its capacity as Manager for the Offering. The Managers are part of securities firms that offer a broad range of investment services. In order to ensure that assignments undertaken in certain departments are kept confidential, the other activities, including analysis and stock broking, are separated from the respective departments by information walls. The Applicant acknowledges that the analysis and stock broking activity within the securities firms may conflict with the Applicant’s interests with regard to transactions in the Offer Shares as a consequence of such information walls.

Mandatory anti-money laundering procedures: The Offering is subject to applicable anti-money laundering legislation, including the Norwegian Money Laundering Act of 1 June 2018 no. 23 and the Norwegian Money Laundering Regulation of 14 September 2018 no. 1324 (collectively the “Anti-Money Laundering Legislation”). Applicants who are not currently registered as customers of a Manager may, if applicable, be subject to customer due diligence measures (“KYC”) to comply with Anti-Money Laundering Legislation. Applicants who have not completed the required KYC (if any) prior to the expiry of the Bookbuilding Period may not be allocated Offer Shares.

Commission: It is not allowed to apply or subscribe for Offer Shares by commission or similar arrangements.

Cancellation: The Applicant acknowledges that the Offering will be cancelled if the Conditions are not fulfilled and may be cancelled and/or modified by the Company in its sole discretion for any other reason. The Managers will not be liable for any losses if the Offering is cancelled, irrespective of the reason for such cancellation.

Relation to law, regulations and by-laws: The Applicant has full power and authority to execute and deliver this Application Form and to approve these terms and conditions and to apply and subscribe for the Offer Shares and is authorised to pay all amounts it has committed to pay subject to the satisfaction of the terms stated herein for completion of the Offering. The execution and delivery of this Application Form has been authorised by all necessary action by the Applicant or on the Applicant’s behalf, and this Application Form shall constitute valid and binding obligations, enforceable against the Applicant in accordance with its terms. The Applicant bears the full risk for its legal ability to apply for, purchase for and own shares in the Company, and its monetary liability under this undertaking will not cease to be effective in the event that subscription and ownership of the Offer Shares would be illegal due to applicable statutory law and regulations. In such event, the Applicant shall fulfil the payment obligations that have been effected and will designate a third party to whom the Offer Shares are to be issued.

Subscriptions: The Managers reserve the right to apply for Offer Shares for an amount up to its respective agreed fees payable to the Managers by the Company in connection with the Offering. In the event a Manager applies for Offer Shares, the Company will, in consultation with such Manager, reduce allocations to such Manager in case of over-subscription in the Offering.

Overdue and missing payments: Overdue payments will be charged with interest at the applicable rate under the Norwegian Act on Interest on Overdue Payment of 17 December 1976 No. 100. A defaulting Applicant will be solely responsible for any deficit amount. The Managers reserve the right to advance payment on behalf of Applicants who have not paid for the Offer Shares allocated to the Applicant. A non-paying Applicant will remain fully liable for the subscription amount payable for the Offer Shares allocated to it, irrespective of any payment made on its behalf by a Manager. However, the Managers reserve the right to sell or assume ownership of Offer Shares without further notice to the Applicant in question if payment has not been received. If the Offer Shares are sold on behalf of the Applicant, the Applicant will be liable for any loss, costs, charges and expenses suffered or incurred by a Manager or the Company as a result of or in connection with such Offer Shares.

Target Market: The manufacturer Target Market (MiFID II product governance) for the Offering is non-professional investors, professional investors and eligible counterparties (all distribution channels, subject to the distributor’s suitability and appropriateness obligations under MiFID II, as applicable), who; a) have at least a common/normal understanding of the capital markets, b) are able to bear the losses of their invested amount, c) are willing to accept risks connected with the Offer Shares, and d) have an investment horizon which takes into consideration the liquidity of the shares.

The Company has not published sufficient data for the manufacturer to determine whether an investment in the Offering is compatible for investors who have expressed sustainability related objectives with their investments based on whether it (i) is an environmentally sustainable investment under Regulation (EU) 2020/852 (the EU Taxonomy Regulation), (ii) represents a sustainable investment under Regulation (EU) 2019/2088 (the “SFDR”), and/or (iii) takes into consideration any Principal Adverse Impacts on sustainability factors as per the SFDR.

The negative target market for the Offer Shares are investors that seek full capital protection or full repayment of the amount invested, are fully risk averse/have no risk tolerance or need a fully guaranteed income or fully predictable return profile.

Notwithstanding, and without affecting the manufacturers target market assessment as per the above, the Managers will only allow distribution through their distribution channels to investors who in the EU meet the requirements set out in the manufacturers target market assessment.

For distribution to investors located outside of the EU, distribution of the shares is only allowed to such investors which a) the Managers can approach as per the rules of the jurisdiction in which the investor reside, and b) which can provide adequate confirmations to this effect, and c) which as per minimum meets the requirements of the manufacturers target market assessment.

Third party rights: The terms and obligations in this Application Form are undertaken in favour of both the Company and the Managers in so far as is stipulated herein.

Governing law: The Offering and all related Investor Documentation shall be governed by Norwegian law, and any disputes (whether contractual or non-contractual) which cannot be resolved amicably, shall be referred to the ordinary courts of Norway and the Applicant accepts the non-exclusive jurisdiction of the Oslo District Court (No. Oslo tingrett).

Hafnia Limited – Application Form - Offering
United States: This Offering will be made only by means of the Application Form, the Term Sheet and the Preliminary Prospectus Supplement and the accompanying base prospectus. The Company has filed with the SEC a registration statement (including a base prospectus) and the Preliminary Prospectus Supplement (together with the base prospectus included in the registration statement, the “Prospectus”) for the Offering. Before you invest, you should read the Prospectus and the other documents the Company has filed with the SEC that are incorporated by reference in that Prospectus for more complete information about the Company and the Offering. You may get these documents for free by visiting EDGAR on the SEC's website located at www.sec.gov. Alternatively, the Company or the Managers will arrange to send you the prospectus if you request it by calling Fearnley Securities AS at +4722936000 or by emailing prospectus@fearnleys.com or Pareto Securities AS at subscription@paretosec.com. This Offering will be made pursuant to the Company's existing shelf registration statement on Form F-3 (File No. 333-287637) previously filed with the SEC and declared effective. This Application Form shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The Company plans to file the Preliminary Prospectus Supplement and the Final Prospectus Supplement with the SEC under Rule 424(b) under the Securities Act.